Exhibit 99.1

For Immediate Release:	Contact:	Ian J. McAdams Chief Financial Officer (914) 921-5078 Associated-Capital-Group.com

AC Reports Preliminary June 30 Book Value of $43.20 to $43.40 Per Share

GREENWICH, Connecticut, July 7, 2025 – Associated Capital Group, Inc. (“AC” or the “Company”) (NYSE:AC), announced today a preliminary range for its second quarter book value of $43.20 to $43.40 per share. This compares to $42.51 per share at March 31, 2025 and $42.14 per share at December 31, 2024.

AC will be issuing further details on its financial results in August.

About Associated Capital Group, Inc.

Associated Capital Group, Inc. (NYSE: AC), based in Greenwich, Connecticut, is a diversified global financial services company that provides alternative investment management through Gabelli & Company Investment Advisers, Inc. (“GCIA”). We have also earmarked proprietary capital for our direct investment business that invests in new and existing businesses. The direct investment business is developing along several core pillars including Gabelli Private Equity Partners, LLC (“GPEP”), formed in August 2017 with $150 million of authorized capital as a “fund-less” sponsor. We also created Gabelli Principal Strategies Group, LLC (“GPS”) in December 2015 to pursue strategic operating initiatives.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

Our disclosure and analysis in this press release contain “forward-looking statements”. Forward-looking statements convey our current expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning. They also appear in any discussion of future operating or financial performance. In particular, these include statements relating to future actions, future performance of our products, expenses, the outcome of any legal proceedings, and financial results. Although we believe that we are basing our expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, the economy and other conditions, there can be no assurance that our actual results will not differ materially from what we expect or believe. Therefore, you should proceed with caution in relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance.